Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$1,569,000.00	$111.87	(1)

(1)	The filing fee of $111.87 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $111.87 due for this offering is offset against the $60,995.04 remaining of the fees most recently paid on March 24, 2009, of which $60,883.17 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

February 22, 2010 Medium-Term Notes, Series D No. 2010-MTNDD484 Registration Statements Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule (424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in Currencies

1,569 PLUSSM Linked to a Basket of Currencies due February 27, 2012

Performance Leveraged Upside SecuritiesSM

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee a return of principal at maturity. Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based on whether the U.S. dollar strengthens or weakens relative to an equally-weighted basket of three currencies, as determined on the valuation date. The basket is composed of the Eurozone euro, the Japanese yen and the British pound, each of which we refer to as a basket currency and collectively as the basket currencies. The investment replicates a strategy of shorting the basket currencies and going long the U.S. dollar, subject to the maximum payment at maturity and the effect of the leverage factor. If the U.S. dollar has strengthened relative to the basket currencies, the payment at maturity will be greater than the $1,000 stated principal amount. If the U.S. dollar has weakened or remains unchanged relative to the basket currencies, the payment at maturity will be less than or equal to the $1,000 stated principal amount. The PLUS are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the PLUS are subject to the credit risk of Citigroup Inc.

FINAL TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.
Aggregate principal amount:	$1,569,000
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Underwriting fee and issue price” below)
Pricing date:	February 22, 2010
Original issue date:	February 25, 2010
Valuation date:	February 17, 2012, unless that date is not a business day, in which case the valuation date will be the next following business day
Maturity date:	February 27, 2012
Underlying currency basket:	The basket consists of the following three currencies valued relative to the U.S. dollar (each of which we refer to as a “basket currency”): Eurozone euro (“EUR”), Japanese yen (“JPY”) and British pound (“GBP”). We refer to these currencies collectively as the “basket currencies.”
Payment at maturity:	The sum of (i) $1,000 and (ii) the basket return amount.
Basket return amount:

If the dollar has strengthened relative to the basket currencies, which means that the final basket level is greater than the initial basket level such that the basket return percentage is positive:

$1,000 times the leverage factor times the basket return percentage, subject to the maximum payment at maturity.

If the dollar has remained unchanged or weakened relative to the basket currencies such that the basket return percentage is equal to or less than zero:

$1,000 times the basket return percentage.

If the dollar has weakened relative to the basket currencies the basket return percentage will be negative, and the payment at maturity will be less than the $1,000 stated principal amount of the PLUS. As the investment replicates a strategy of shorting the basket currencies, if the basket currencies double in value relative to the dollar (corresponding to a 50% decline in the final basket level relative to the initial basket level), you will lose your entire investment. See “How do Currency Exchange Rates Work?” in this pricing supplement.

Terms continued:	Please see page 2 of this pricing supplement for further summary terms of the PLUS.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Citigroup Funding Inc.
Per PLUS	$1,000	$22.50	$977.50
Total	$1,569,000	$35,302.50	$1,533,697.50

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $992.50 per PLUS. Please see “Syndicate Information” on page 10 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $22.50 for each PLUS they sell. See “Fees and selling concessions” on page 9. The selling concession may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by an investor. See “Syndicate Information” on page 10. For additional information, see “Plan of Distribution; Conflict of Interests” in the accompanying PLUS product supplement.

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that this pricing supplement and related PLUS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PLUS PRODUCT SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

PLUS Product Supplement filed on December  3, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000119312509246765/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

1,569 PLUS Linked to a Basket of Currencies due February 27, 2012

Performance Leveraged Upside SecuritiesSM

FINAL TERMS	Continued from the Cover Page
Leverage factor:	135%
Maximum payment at maturity:	$1,150 per PLUS (115% of the stated principal amount)
Basket level:	The basket level measures on any business day the relevant exchange rate for each basket currency, relative to the U.S. dollar, equally weighted among the basket currencies. The fractional amount of each basket currency included in the basket is set at a multiplier, as set forth herein, based upon such basket currency’s weighting in the basket and the initial exchange rate, such that the initial basket level is 100. The multiplier for each basket currency will remain constant for the term of the PLUS and has been determined on the pricing date based on such basket currency’s initial exchange rate so that each basket currency is reflected in the predetermined initial basket value in accordance with its equal percentage weighting within the basket. The formula for determining the basket level on any business day is the sum of the product of each basket currency’s exchange rate on that date, its weighting and its multiplier, as specified below:

Basket Currency	Weighting	Initial Exchange Rate	Multiplier (100 /Initial Exchange Rate)
EUR	33.333%	0.7358	135.9065
JPY	33.333%	91.17	1.0969
GBP	33.333%	0.6454	154.9427

Basket return percentage:

(final basket level – initial basket level) / final basket level

Unlike other Performance Leveraged Upside Securities as described in the accompanying PLUS product supplement, the basket return percentage is based relative to the final basket level, as opposed to the initial basket level, so that the investment replicates a strategy of shorting the basket currencies and going long the U.S. dollar. See “Hypothetical Payouts on the PLUS at Maturity” in this pricing supplement.

Initial basket level:	100, which is equal to the sum of the products of each basket currency’s initial exchange rate, weighting and multiplier
Final basket level:	The basket level on the valuation date
Exchange rate:	For each basket currency on any date, the rate of conversion of units of that basket currency into one U.S. dollar as determined by reference to the global spot foreign exchange rate published by the applicable reference source specified below (or any substitute page) at or after 4:00 p.m. (London, England time) on that relevant date. However, for the Eurozone euro and the British pound exchange rates, the exchange rate will be 1.00 divided by the published rate for those basket currencies, as determined by the calculation agent. The exchange rate will be calculated to four decimal places, except the Japanese yen exchange rate will be calculated to two decimal places.

Basket Currency	Basket Reference Source
EUR	Reuters page “WMRSPOT05”
JPY	Reuters page “WMRSPOT12”
GBP	Reuters page “WMRSPOT07”

Business day:	Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in New York City or London, England are authorized or obligated by law or executive order to close, including with respect to the calculation of any of the exchange rates.
Clearing and settlement:	DTC
CUSIP:	17314VAA4
ISIN:	US17314VAA44
Listing:	The PLUS will not be listed on any securities exchange.

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Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The performance leveraged upside securities linked to a basket of currencies due February 27, 2012 (the “PLUS”) provide investors with an opportunity to gain enhanced exposure to the performance of the U.S. dollar (the “dollar”) relative to the basket currencies (the “basket currencies”), subject to a maximum payment at maturity, while providing no protection against any depreciation of the dollar against the basket currencies. We have designed the PLUS to provide investors with exposure to a basket of developed nations’ currencies of a long dollar exposure and short Eurozone euro, Japanese yen and British pound exposure. If the dollar strengthens relative to the basket, the payment at maturity will be greater than the $1,000 stated principal amount. If the dollar weakens relative to the basket currencies, the payment at maturity will be less than $1,000 stated principal amount, and may be significantly less. Accordingly, the PLUS replicate a currency shorting strategy of a dollar investor borrowing the basket currencies and selling them for dollars on the pricing date and repaying that borrowing by purchasing those currencies on the valuation date, subject to the maximum payment at maturity and the effect of the leverage factor. As a result, the percentage movements in the exchange rates used for determining the payment at maturity are calculated from the perspective of the gain or loss such an investor would realize using that currency shorting strategy, subject to the maximum payment at maturity and the effect of the leverage factor. See “How Do Currency Exchange Rates Work?” in this pricing supplement.

If, at maturity, the dollar has strengthened relative to the basket currencies, which means that the final basket level is greater than the initial basket level such that the basket return percentage is positive, the investment will return par plus an amount based on 1.35 x the basket return percentage, subject to the maximum payment at maturity. For example, a 10% basket return percentage will return 100% of principal plus an additional 13.5% return. In order to reflect the currency shorting strategy described above, the basket return percentage, however, is calculated relative to the final basket level, and will be less than it would be if it were calculated as a percentage of the initial basket level. For example, an increase of the basket level from 100 to 110 will result in a basket return percentage of only 9.09% and an increase of the basket level from 100 to 115 will result in a basket return percentage of only 13.04%.

Conversely, if, at maturity, the dollar has weakened or remained unchanged relative to the basket currencies, which means that the final basket level is less than or equal to the initial basket level, the payment at maturity per PLUS will be an amount that is less than or equal to the $1,000 stated principal amount of the PLUS by an amount proportionate to the decline in the basket return percentage. However, in order to reflect the currency shorting strategy described above, the basket return percentage is calculated relative to the final basket level. When the dollar has weakened relative to the basket currencies, this means that the decrease in basket return percentage will be greater than it would be if it were calculated as a percentage of the initial basket level. For example, a decline of the basket level from 100 to 90 will result in a basket return percentage of -11.11%; and a decline of the basket level from 100 to 80 will result in a basket return percentage of -25%. A decline of the basket level from 100 to 50 will result in a basket return percentage of -100% and you will lose your entire investment.

There will be no interest payments on the PLUS.

There is no minimum payment at maturity on the PLUS. As the investment replicates a strategy of shorting the basket currencies, if the basket currencies double in value relative to the dollar (corresponding to a 50% decline in the final basket level relative to the initial basket level), you will lose your entire investment. See “How do Currency Exchange Rates Work?” in this pricing supplement.

Maturity:	2 years

Principal protection:	None

Leverage factor:	135%

Maximum payment at maturity:	$1,150 per PLUS (115% of the stated principal amount)

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1,569 PLUS Linked to a Basket of Currencies due February 27, 2012

Performance Leveraged Upside SecuritiesSM

Basket Overview

The basket is composed of three basket currencies, and normalized by virtue of the multiplier to produce an equally-weighted basket with an initial basket level of 100. The following table sets forth the basket currencies, the weighting, the initial exchange rate and the multiplier for each basket currency:

Basket Currency	Weighting	Initial Exchange Rate(i)	Multiplier (100 / Initial Exchange Rate)
Eurozone euro (“EUR”)	33.333%	0.7358	135.9065
Japanese yen (“JPY”)	33.333%	91.17	1.0969
British pound (“GBP”)	33.333%	0.6454	154.9427

(i) The exchange rate is expressed as an amount of basket currency per one U.S. dollar. See “How Do Currency Exchange Rates Work?” and “Fact Sheet—Key Terms—Exchange Rate” below.

The graph illustrates the effect of any offset and/or correlation among the basket currencies during the period from January 1, 2005 to February 22, 2010. The graph does not attempt to show your expected return on an investment in the PLUS at maturity. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the value of any of the basket currencies will be offset by decreases in the value of other basket currencies, based on their historical performance.

The historical basket levels shown in the graph are calculated by setting the initial basket level at 100 on the starting date of the graph of January 1, 2005. The actual initial basket level, however, will be set at 100 on the pricing date. If the historical basket levels were calculated using the pricing date as the date that the basket level was set at 100, they would differ from those shown in this illustration.

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Performance Leveraged Upside SecuritiesSM

How Do Currency Exchange Rates Work?

In general, exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency. The PLUS replicate a currency shorting strategy of a dollar investor borrowing the basket currencies and selling them for dollars on the pricing date and repaying that borrowing by purchasing those currencies on the valuation date, subject to the maximum payment at maturity and the effect of the leverage factor. As a result, the percentage movements in the exchange rates used for determining the payment at maturity are calculated from the perspective of the gain or loss such an investor would realize using that currency shorting strategy as set out in the examples below.

In this pricing supplement, exchange rates are always expressed as the number of units of that currency per one U.S. dollar. As a result, an increase in the exchange rate from the initial exchange rate set on the pricing date means that the U.S. dollar has strengthened against the relevant basket currency and, correspondingly, that the relevant basket currency has depreciated or weakened relative to the U.S. dollar. This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date. Viewed another way, one (1) unit of the relevant basket currency can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.

In the example below, the U.S. dollar has strengthened relative to the Japanese yen by 10% resulting in a 10% gain for a dollar investor shorting the Japanese yen as 90 JPY would be sold on the pricing date for one U.S. dollar and purchased back on the valuation date for 0.90 U.S. dollars:

Pricing Date (# JPY / 1 USD)	Valuation Date (# JPY / 1 USD)
90.00	100.00

Conversely, a decrease in the exchange rate from the initial exchange rate set on the pricing date means that the U.S. dollar has weakened against the relevant basket currency and, correspondingly, that the relevant basket currency has appreciated or strengthened relative to the U.S. dollar. This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date. Viewed another way, one (1) unit of the relevant basket currency can purchase more U.S. dollars on the valuation date than it did on the pricing date.

In the example below, the U.S. dollar has weakened relative to the Japanese yen by 10% resulting in a 10% loss for a dollar investor shorting the Japanese yen as 90 JPY sold on the pricing date for one U.S. dollar would need to be purchased back on the valuation date with $1.10 U.S. dollars:

Pricing Date (# JPY / 1 USD)	Valuation Date (# JPY / 1 USD)
90.00	81.81

Actual exchange rates on the pricing date and valuation date will vary from those used in the examples above.

The basket return percentage represents the combined performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

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Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

Exposure to currencies is a component of diversification of asset class exposures. Investors who believe that the U.S. dollar will strengthen relative to the basket currencies or are overweight exposure to the basket currencies and, in each case, are concerned about the risks associated with investing directly in currencies can use the PLUS to gain short exposure to the basket currencies and long exposure to the U.S. dollar.

This two year investment offers a leveraged upside in any positive basket return percentage, subject to a maximum payment at maturity of $1,150 per PLUS (115% of the stated principal amount). However, if the basket percentage return decreases, you will lose all or a portion of your investment. For each 1% basket return percentage decrease, you will lose 1% of your investment. Because the basket return percentage decrease is expressed relative to the final basket level, and not the initial basket level, the loss on your investment will be proportionately more than the percentage decrease in the final basket level as compared to the initial basket level. As the investment replicates a strategy of shorting the basket currencies, if the basket currencies double in value relative to the dollar (corresponding to a 50% decline in the final basket level relative to the initial basket level), you will lose your entire investment. See “Hypothetical Payouts on the PLUS at Maturity” below. This is because the PLUS is offering a leveraged short exposure to the basket currencies relative to the U.S dollar.

Investors can use the PLUS to leverage returns by a factor of 135% (relative to the basket return percentage) up to the maximum payment at maturity.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct short investment in the underlying basket currencies within a certain range of price performance.

Payment Scenario 1	The dollar has strengthened relative to the basket currencies, which means that the final basket level is greater than the initial basket level such that the basket return percentage is positive. At maturity, the PLUS will be redeemed for the stated principal amount of $1,000 plus $1,000 multiplied by 135% of the basket return percentage, subject to a maximum payment at maturity of $1,150 per PLUS (115% of the stated principal amount).

Payment Scenario 2	The dollar has weakened or remained unchanged relative to the basket currencies, which means that the final basket level is less than or the same as the initial basket level and therefore the basket return percentage is less than or equal to 0%. At maturity, the PLUS will be redeemed for less than the stated principal amount by an amount proportionate to the decline in the basket return percentage. As explained above, the percentage decline of the basket return percentage is greater than the percentage decline of the final basket level compared to the initial basket level. There is no minimum payment at maturity for the PLUS.

Summary of Selected Key Risks (see page 14)

■	100% of the principal amount is at risk.

■	No interest payments and the return on your investment in the PLUS may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.

■	Appreciation potential is limited by the maximum payment at maturity.

■	The market price of the PLUS will be influenced by many unpredictable factors, including the value and volatility of the underlying currencies.

■

The PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.

■	Investments, such as the PLUS, linked to a basket of currencies are subject to currency exchange risk.

■	Government intervention could materially and adversely affect the value of the PLUS.

■	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	Even though currencies trade around-the-clock, the PLUS will not.

■	Changes in the value of one or more of the basket currencies may offset each other.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The economic interests of the calculation agent and its affiliates could potentially adversely affect the value of the PLUS.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS.

■	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

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Performance Leveraged Upside SecuritiesSM

Fact Sheet

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee a return of principal at maturity. Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based on whether the U.S. dollar strengthens or weakens relative to an equally-weighted basket of three currencies, as determined on the valuation date. The basket is composed of the Eurozone euro, the Japanese yen and the British pound, each of which we refer to as a basket currency and collectively as the basket currencies. The investment replicates a strategy of shorting the basket currencies and going long the U.S. dollar, subject to the maximum payment at maturity and the effect of the leverage factor. If the U.S. dollar has strengthened relative to the basket currencies, the payment at maturity will be greater than the $1,000 stated principal amount. If the U.S. dollar has weakened or remains unchanged relative to basket currencies, the payment at maturity will be less than or equal to the $1,000 stated principal amount. The PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the PLUS are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February 22, 2010	February 25, 2010	February 27, 2012

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.
Aggregate principal amount:	$1,569,000
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Syndicate Information” below)
Pricing date:	February 22, 2010
Original issue date:	February 25, 2010
Valuation date:	February 17, 2012, unless that date is not a business day, in which case the valuation date will be the next following business day
Maturity date:	February 27, 2012
Underlying currency basket:	The basket consists of the following three currencies valued relative to the U.S. dollar (each of which we refer to as a “basket currency”): Eurozone euro (“EUR”), Japanese yen (“JPY”) and British pound (“GBP”). We refer to these currencies collectively as the “basket currencies.”
Payment at maturity:	The sum of (i) $1,000 and (ii) the basket return amount.
Basket return amount:

If the dollar has strengthened relative to the basket currencies, which means that the final basket level is greater than the initial basket level such that the basket return percentage is positive:

$1,000 times the leverage factor times the basket return percentage, subject to the maximum payment at maturity.

If the dollar has remained unchanged or weakened relative to the basket currencies such that the basket return percentage is equal to or less than zero:

$1,000 times the basket return percentage.

If the dollar has weakened relative to the basket currencies the basket return percentage will be negative, and the payment at maturity will be less than the $1,000 stated

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Performance Leveraged Upside SecuritiesSM

principal amount of the PLUS. As the investment replicates a strategy of shorting the basket currencies, if the basket currencies double in value relative to the dollar (corresponding to a 50% decline in the final basket level relative to the initial basket level), you will lose your entire investment. See “How do Currency Exchange Rates Work?” in this pricing supplement.
Leverage factor:	135%
Maximum payment at maturity:	$1,150 per PLUS (115% of the stated principal amount)
Risk factors:	Please see “Risk Factors” beginning on page 14.
Basket level:	The basket level measures on any business day the relevant exchange rate for each basket currency, relative to the U.S. dollar, equally weighted among the basket currencies. The fractional amount of each basket currency included in the basket is set at a multiplier, as set forth herein, based upon such basket currency’s weighting in the basket and the initial exchange rate, such that the initial basket level is 100. The multiplier for each basket currency will remain constant for the term of the PLUS and has been determined on the pricing date based on such basket currency’s initial exchange rate so that each basket currency is reflected in the predetermined initial basket value in accordance with its equal percentage weighting within the basket. The formula for determining the basket level on any business day is the sum of the product of each basket currency’s exchange rate on that date, its weighting and its multiplier, as specified below:

Basket Currency	Weighting	Initial Exchange Rate	Multiplier (100 /Initial Exchange Rate)
EUR	33.333%	0.7358	135.9065
JPY	33.333%	91.17	1.0969
GBP	33.333%	0.6454	154.9427

Basket return percentage:

(final basket level – initial basket level) / final basket level

Unlike other Performance Leveraged Upside Securities as described in the accompanying PLUS product supplement, the basket return percentage is based relative to the final basket level, as opposed to the initial basket level, so that the investment replicates a strategy of shorting the basket currencies and going long the U.S. dollar. See “Hypothetical Payouts on the PLUS at Maturity” in this pricing supplement.

Initial basket level:	100, which is equal to the sum of the products of each basket currency’s initial exchange rate, weighting and multiplier
Final basket level:	The basket level on the valuation date
Exchange rate:	For each basket currency on any date, the rate of conversion of units of that basket currency into one U.S. dollar as determined by reference to the global spot foreign exchange rate published by the applicable reference source specified below (or any substitute page) at or after 4:00 p.m. (London, England time) on that relevant date. However, for the Eurozone euro and the British pound exchange rates, the exchange rate will be 1.00 divided by the published rate for those basket currencies, as determined by the calculation agent. The exchange rate will be calculated to four decimal places, except the Japanese yen exchange rate will be calculated to two decimal places.

Basket Currency	Basket Reference Source
EUR	Reuters page “WMRSPOT05”
JPY	Reuters page “WMRSPOT12”
GBP	Reuters page “WMRSPOT07”

Business day:	Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in New York City or London, England are authorized or obligated by law or executive order to close, including with respect to the calculation of any of the exchange rates.
Clearing and settlement:	DTC

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Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	17314VAA4
ISIN:	US17314VAA44
Tax considerations:	See the section of this pricing supplement entitled “Certain United States Federal Tax Considerations.”
Trustee:	The Bank of New York Mellon
Calculation agent:	Citigroup Financial Products, Inc.
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the PLUS by taking positions in the basket currencies or options contracts on the basket currencies or any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could have affected the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the basket currencies on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the PLUS or (B) its acquisition and holding of the PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:

Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the PLUS, will receive an underwriting fee of $22.50 from Citigroup Funding for each PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $22.50 for each PLUS they sell. The underwriting fee and selling concession payable in connection with sales of the PLUS may be reduced for volume purchase discounts in accordance with the chart in “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the PLUS declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the PLUS” and “Plan of Distribution; Conflicts of Interest” in the accompanying PLUS product supplement for more information.

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Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the PLUS, either directly or indirectly. See “Plan of Distribution; Conflicts of Interest” in the accompanying PLUS product supplement.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets, the concession granted to Morgan Stanley Smith Barney and the sales commission paid to the financial advisors per PLUS may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by a particular investor according to the following chart.

Aggregate principal amount of PLUS for any single Investor	Price to public per PLUS	Underwriting fee per PLUS	Concession per PLUS
< $1,000,000	$1,000.00	$22.50	$22.50
$1,000,000 – $2,999,999	$996.25	$18.75	$18.75
$3,000,000 – $4,999,999	$994.38	$16.88	$16.88
>= $5,000,000	$992.50	$15.00	$15.00

Selling concessions allowed to financial advisors in connection with the offering may be reclaimed by Morgan Stanley Smith Barney LLC, if, within 30 days of the offering, the underwriter repurchases the PLUS distributed by such financial advisors.

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Payouts on the PLUS at Maturity

For each PLUS, the following table and payoff diagram illustrate the payment at maturity on the PLUS for a range of hypothetical final exchange rates for each basket currency, and the resulting hypothetical basket return percentages. The hypothetical final exchange rates and resulting hypothetical returns on the PLUS set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the PLUS. Moreover, a hypothetical exchange rate for a basket currency does not relate to the hypothetical exchange rates for the other basket currencies presented. See “Risk Factors—Changes in the value of one or more of the basket currencies may offset each other.”

The numbers appearing in the following table and payoff diagram have been rounded for ease of analysis. The table and payoff diagram are based on the following hypothetical terms:

Stated principal amount:	$1,000

Initial basket level:	100

Leverage factor:	135%

Hypothetical maximum payment at maturity:	$1,175 per PLUS (117.5% of the stated principal amount)

Basket Currency	Weighting	Initial Exchange Rate	Multiplier (100 / Initial Exchange Rate)
EUR	33.333%	0.70	142.8571
JPY	33.333%	90.00	1.1111
GBP	33.333%	0.60	166.6667

Initial Basket Level	EUR/USD Final Exchange Rate	JPY/USD Final Exchange Rate	GBP/USD Final Exchange Rate	Final Basket Level(i)	Basket Return Percentage(ii)	Payment at Maturity	Return on the PLUS(iii)
100	0.9450	121.50	0.8100	135.00	25.93%	$1,175.00	17.50%
100	0.9100	117.00	0.7800	130.00	23.06%	$1,175.00	17.50%
100	0.8750	112.50	0.7500	125.00	20.00%	$1,175.00	17.50%
100	0.8400	108.00	0.7200	120.00	16.66%	$1,175.00	17.50%
100	0.8225	105.75	0.7050	117.50	14.89%	$1,175.00	17.50%
100	0.8042	103.40	0.6893	114.89	12.96%	$1,175.00	17.50%
100	0.7875	101.25	0.6750	112.50	11.11%	$1,149.99	14.99%
100	0.7700	99.00	0.6600	110.00	9.09%	$1,122.72	12.27%
100	0.7525	96.75	0.6450	107.50	6.97%	$1,094.18	9.42%
100	0.7350	94.50	0.6300	105.00	4.76%	$1,064.28	6.43%
100	0.7175	92.25	0.6150	102.50	2.44%	$1,032.93	3.29%
100	0.7000	90.00	0.6000	100.00	0%	$1,000.00	0.00%
100	0.6825	87.75	0.5850	97.50	-2.56%	$974.36	-2.56%
100	0.6650	85.50	0.5700	95.00	-5.26%	$947.37	-5.26%
100	0.6475	83.25	0.5550	92.50	-8.11%	$918.92	-8.11%
100	0.6300	81.00	0.5400	90.00	-11.11%	$888.89	-11.11%
100	0.5950	76.50	0.5100	85.00	-17.65%	$823.53	-17.65%
100	0.5600	72.00	0.4800	80.00	-25.00%	$750.00	-25.00%
100	0.5250	67.50	0.4500	75.00	-33.34%	$666.67	-33.34%
100	0.4900	63.00	0.4200	70.00	-42.86%	$571.43	-42.86%
100	0.4550	58.50	0.3900	65.00	-53.85%	$461.54	-53.85%
100	0.4200	54.00	0.3600	60.00	-66.67%	$333.34	-66.67%
100	0.3850	49.50	0.3300	55.00	-81.82%	$181.82	-81.82%
100	0.3500	45.00	0.3000	50.00	-100.00%	$0.00	-100.00%
100	0.3150	40.50	0.2700	45.00	-122.00%	$0.00	-100.00%
100	0.2800	36.00	0.2400	40.00	-150.00%	$0.00	-100.00%
100	0.2450	31.50	0.2100	35.00	-185.71%	$0.00	-100.00%

(i) The final basket level is calculated as described under “Fact Sheet—Key Terms” above.

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(ii) The basket return percentage is a percentage relative to the final basket level. The PLUS replicate a currency shorting strategy of a dollar investor borrowing the basket currencies and selling them for dollars on the pricing date and repaying that borrowing by purchasing those currencies on the valuation date, subject to the maximum payment at maturity and the effect of the leverage factor. As a result, the loss on your investment will be proportionately more than the percentage decrease in the final basket level as compared to the initial basket level. See “Investment Overview” above.

(iii) The return on the PLUS is relative to the par amount per PLUS. The PLUS do not pay interest nor otherwise compensate you for time value of money.

How it works

■

If the final basket level is greater than the initial basket level, investors will receive the $1,000 stated principal amount plus $1,000 multiplied by 135% of the basket return percentage, subject to a maximum payment at maturity. An investor in this hypothetical will realize the hypothetical maximum payment at maturity at a final basket level of 114.89 (equivalent to a basket return percentage of 12.96%). Based on the actual and hypothetical terms above:

•	If the basket level increases from 100 to 110 (or a basket return percentage of 9.09%), investors would receive a 12.27% return, or $1,122.72.

•

If the basket level increases from 100 to 130 (or a basket return percentage of 23.06%), investors will receive only the hypothetical maximum payment at maturity of 117.5% of the stated principal amount, or $1,175 per PLUS.

Note: Investors will receive the hypothetical maximum payment at maturity of $1,175 at a final basket level of 114.89 (or a basket return percentage of 12.96%). A final basket level that is greater than 114.89 (or a basket return percentage that is greater than 12.96%) will not result in any greater return on the PLUS.

■	If the final basket level is less than the initial basket level, investors will receive an amount that is less than the $1,000 stated principal amount.

•

If the basket level declines from 100 to 90 (or a basket return percentage of -11.11%), investors would lose 11.11% of their principal and receive only $888.88 at maturity, or 88.88% of the stated principal amount.

•	If the basket level declines from 100 to 50 (or a basket return percentage of -100.00%), investors would lose 100% of their principal and receive $0 at maturity, or 0% of the stated principal amount.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the basket return percentage as determined on the valuation date, determined as follows:

If the final basket level is greater than the initial basket level such that the basket return percentage is positive:

$1,000 plus $1,000 multiplied by the leverage factor and multiplied by the basket return percentage; subject to the maximum payment at maturity of $1,150 per PLUS

If the final basket level is equal to or less than the initial basket level such that the basket return percentage is equal to zero or negative:

$1,000 plus $1,000 multiplied by the basket return percentage

If the final basket level is equal to the initial basket level the basket return percentage is equal to zero, and the payment at maturity will be equal to the $1,000 stated principal amount of the PLUS. If the final basket level is less than the initial basket level the basket return percentage will be negative, and the payment at maturity will be less than the $1,000 stated principal amount of the PLUS. If the final basket level declines by 50% in relation to the initial basket level the payment at maturity will be $0.

In no event will the payment at maturity be less than $0.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

■

PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity and there will be no payment for the time value of your money. If the final basket level is less than the initial basket level, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decline in the basket return percentage. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment. See “Hypothetical Payouts on the Securities at Maturity” in this pricing supplement.

■

The percentage decline of the basket return percentage is larger than the percentage decline of the basket level. Since the PLUS replicate a strategy of shorting the basket currencies, if the U.S. dollar weakens relative to the basket currencies, the percentage decline of the basket return percentage will be larger than the percentage decline of the final basket level as compared to the initial basket level. For example, a decline of the basket level from 100 to 90 will result in a basket return percentage of -11.11%, a decline of the basket level from 100 to 80 will result in a basket return percentage of -25% and a decline of the basket level from 100 to 50 will result in a basket return percentage of -100% and you will lose your entire investment. See “Hypothetical Payouts on the Securities at Maturity” in this pricing supplement.

■

Appreciation potential is limited. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,150 per PLUS, or 115% of the stated principal amount. Although the leverage factor provides 135% exposure to any increase in the basket return percentage, because the payment at maturity will be limited to 115% of the stated principal amount, any basket return percentage in excess of approximately 11.11% will not increase the return on the PLUS.

■

Potential for a Lower Comparable Yield. The PLUS do not pay any periodic interest. As a result, if the final basket level does not increase sufficiently from its initial basket level, the effective yield on the PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■

The PLUS are subject to the credit risk of Citigroup Inc., and its credit ratings and credit spreads may adversely affect the market value of the PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline in Citigroup Inc.’s credit ratings or increase in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the PLUS.

■

Many unpredictable factors will affect the value of the PLUS. These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies and the U.S.; and (viii) any actual or anticipated changes in our credit ratings or credit spreads. In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the PLUS will vary and sale of the PLUS prior to maturity may result in a loss.

■

Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the PLUS. Exchange rate movements for a particular currency against the U.S. dollar are volatile and are the result of numerous factors specific to that country and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions. Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries. Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance. The strengthening of any of the basket currencies relative to the U.S. dollar will, unless offset by the weakening of any of the other basket currencies, have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

■

Government intervention could materially and adversely affect the value of the securities. Foreign exchange rates can be fixed by sovereign governments or monetary authorities, allowed to float within a range of exchange rates set by governments or monetary authorities, or left to float freely. Governments, including those issuing the basket currencies and the United States, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory

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controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the securities is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

■

Even though the basket currencies trade around-the-clock, the PLUS will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the PLUS, if any, will not conform to the hours during which the underlying basket currencies are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the PLUS. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

■

Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies may wholly or partially be offset by an increase in the value of the other basket currencies.

■

The PLUS will not be listed and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

■

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

■

The economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors. Citigroup Financial Products, Inc., the calculation agent, is an affiliate of ours. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. As calculation agent, Citigroup Financial Products, Inc. has determined the initial basket level, will determine the final basket level and the basket return percentage, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Financial Products, Inc., in its capacity as calculation agent, including with respect to the calculation of the exchange rates in the event of the discontinuance of reporting of any of the exchange rates, may affect any payout to you at maturity.

■

Hedging and trading activity by Citigroup Funding could adversely affect the value of the PLUS. We have hedged our obligations under the PLUS through one or more of our affiliates. We have carried out, and will continue to carry out, hedging activities related to the PLUS (and possibly to other instruments linked to the basket currencies), including trading in futures and options contracts on the basket currencies as well as in other instruments related to the basket currencies. Our other affiliates also trade in the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket level and, as a result, could have increased the final basket level that must be reached on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the exchange rate on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

■

The U.S. federal income tax consequences of an investment in the PLUS are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of ownership and disposition of the PLUS might be affected materially and adversely. In addition, as described below under “Certain United States Federal Tax Considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the

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PLUS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of this pricing supplement entitled “Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Certain United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying product supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the PLUS. This discussion applies only to initial investors who purchase the PLUS in this offering and will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the PLUS;

•	investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds PLUS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding PLUS and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of PLUS.

As the law applicable to the U.S. federal taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the PLUS

Under current law, each PLUS should be treated as a prepaid forward contract for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment for U.S. federal tax purposes of the PLUS or instruments that are similar to the PLUS, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each PLUS as a prepaid forward contract.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

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Sale, Exchange or Settlement of the PLUS. Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged or settled. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Character of Gain or Loss. Under Section 988 of the Code, any gain or loss recognized on the PLUS should be ordinary income or loss unless the U.S. Holder makes a valid election under Section 988(a)(1)(B) of the Code before the close of the day on which the U.S. Holder purchases the PLUS (the “Section 988 Election”) to treat such gain or loss as capital gain or loss. We believe it is reasonable to treat the Section 988 Election as available for the PLUS. To make the Section 988 Election, the U.S. Holder must, in accordance with the detailed procedures set forth in the regulations under Section 988 of the Code, either (a) clearly identify the PLUS on the U.S. Holder’s books and records on the date the U.S. Holder acquires it as being subject to the election and file the relevant statement verifying such election with the U.S. Holder’s federal income tax return, or (b) otherwise obtain independent verification.

Assuming that the U.S. Holder makes a valid Section 988 Election, any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the PLUS for more than one year. The deductibility of capital losses is subject to certain limitations.

If the U.S. Holder recognizes an ordinary loss under Section 988 above an applicable threshold, the U.S. Holder will be required to file a disclosure statement with the IRS. U.S. Holders should consult their tax advisers regarding the application of Section 988 to their investment in the PLUS, the potential availability of the Section 988 Election and the procedures for making it, and the loss disclosure rules.

Possible Alternative Tax Treatments of an Investment in the PLUS

The IRS could assert that the PLUS are “foreign currency contracts” as defined in Section 1256(g)(2)(A) of the Code. If Section 1256 were to apply to the PLUS, a U.S. Holder would be required to mark to market the PLUS at the end of each year (i.e., recognize any gain or loss as if the PLUS had been sold for their fair market value). In that case, such gain or loss should be treated as ordinary income or loss unless a valid Section 988 Election were made with respect to the PLUS as described above. If the Section 988 Election were available and validly made by a U.S. Holder, gain or loss recognized by the U.S. Holder on the PLUS would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which a U.S. Holder had held the PLUS. The deductibility of capital losses is subject to certain limitations.

Alternatively, the IRS could seek to treat the PLUS as debt instruments for U.S. federal income tax purposes. If the IRS were successful in asserting debt treatment, the timing and character of income with respect to the PLUS would be significantly affected. Under this treatment, the PLUS would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the PLUS the U.S. Holder would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the PLUS, even though we will not be required to make any payment with respect to the PLUS prior to maturity. In addition, any income on the sale, exchange or settlement of the PLUS would be treated as ordinary in character.

Other possible U.S. federal income tax treatments of the PLUS could also affect the timing and character of income or loss with respect to the PLUS. In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale, exchange or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules. Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder complies with the backup withholding rules or otherwise provides proof of an applicable exemption. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

February 2010	Page 18

1,569 PLUS Linked to a Basket of Currencies due February 27, 2012

Performance Leveraged Upside SecuritiesSM

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States. Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the PLUS.

Sale, Exchange or Settlement of the PLUS. Assuming the treatment of the PLUS as set forth above in “—Certain United States Federal Tax Considerations—Tax Treatment of the PLUS” is respected, a Non-U.S. Holder of the PLUS will generally not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the PLUS is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder. Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the PLUS, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments. If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would generally not be subject to U.S. federal income or withholding tax, provided that: (i) the Non-U.S. Holder does not have income or gain in respect of the PLUS that is effectively connected with the conduct of a trade or business in the United States, and (ii) the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other alternative U.S. federal income tax treatments of the PLUS are also possible. In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the PLUS, possibly with retroactive effect. Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the PLUS.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “—Tax Consequences to Non-U.S. Holders—Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

February 2010	Page 19

1,569 PLUS Linked to a Basket of Currencies due February 27, 2012

Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables sets forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2005 through February 22, 2010. The related graphs set forth exchange rates for each basket currency relative to the U.S. dollar for such period. We obtained the information in the table below for the JPY exchange rate from Bloomberg Financial Markets and we created the EUR and GBP exchange rates by dividing the number 1.00 by the exchange rate provided by Bloomberg Markets, without independent verification. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of the U.S. dollar relative to any of the basket currencies will be offset by the weakening of the U.S. dollar relative to any of the other basket currencies, based on their historical performance.

EUR (# EUR / 1 USD)	High	Low	Period End
2005
First Quarter	0.7839	0.7427	0.7713
Second Quarter	0.8313	0.7641	0.8260
Third Quarter	0.8402	0.7975	0.8315
Fourth Quarter	0.8569	0.8210	0.8440
2006
First Quarter	0.8461	0.8126	0.8254
Second Quarter	0.8269	0.7736	0.7818
Third Quarter	0.7997	0.7756	0.7890
Fourth Quarter	0.7991	0.7495	0.7577
2007
First Quarter	0.7756	0.7471	0.7488
Second Quarter	0.7518	0.7325	0.7385
Third Quarter	0.7448	0.7009	0.7009
Fourth Quarter	0.7118	0.6724	0.6855
2008
First Quarter	0.6918	0.6311	0.6334
Second Quarter	0.6502	0.6253	0.6347
Third Quarter	0.7144	0.6274	0.7096
Fourth Quarter	0.8030	0.6935	0.7156
2009
First Quarter	0.7981	0.7121	0.7547
Second Quarter	0.7739	0.6992	0.7126
Third Quarter	0.7203	0.6761	0.6831
Fourth Quarter	0.7018	0.6608	0.6978
2010
First Quarter (through February 22, 2010)	0.7392	0.6890	0.7358

Eurozone euro / U.S. dollar Exchange Rate

January 1, 2005 to February 22, 2010

(expressed as units of EUR per 1 USD)

February 2010	Page 20

1,569 PLUS Linked to a Basket of Currencies due February 27, 2012

Performance Leveraged Upside SecuritiesSM

JPY (# JPY / 1 USD)	High	Low	Period End
2005
First Quarter	107.57	102.05	107.15
Second Quarter	110.92	104.46	110.92
Third Quarter	113.51	109.16	113.51
Fourth Quarter	121.04	113.3	117.75
2006
First Quarter	119.04	114.15	117.78
Second Quarter	118.69	109.75	114.44
Third Quarter	118.18	114.02	118.18
Fourth Quarter	119.79	114.89	119.06
2007
First Quarter	121.94	115.53	117.83
Second Quarter	123.89	117.86	123.17
Third Quarter	123.41	113.38	114.81
Fourth Quarter	117.61	107.41	111.75
2008
First Quarter	111.65	97.33	99.69
Second Quarter	108.22	100.96	106.21
Third Quarter	110.54	104.18	106.11
Fourth Quarter	105.72	87.24	90.64
2009
First Quarter	99.15	88.75	98.96
Second Quarter	100.99	94.41	96.36
Third Quarter	97.57	89.63	89.70
Fourth Quarter	93.02	86.41	93.02
2010
First Quarter (through February 22, 2010)	93.37	89.05	91.17

Japanese yen / U.S. dollar Exchange Rate

January 1, 2005 through February 22, 2010

(expressed as units of JPY per 1 USD)

February 2010	Page 21

1,569 PLUS Linked to a Basket of Currencies due February 27, 2012

Performance Leveraged Upside SecuritiesSM

GBP (#GBP / 1 USD)	High	Low	Period End
2005
First Quarter	0.5391	0.5184	0.5290
Second Quarter	0.5582	0.5210	0.5582
Third Quarter	0.5756	0.5422	0.5665
Fourth Quarter	0.5834	0.5604	0.5804
2006
First Quarter	0.5813	0.5594	0.5757
Second Quarter	0.5750	0.5278	0.5410
Third Quarter	0.5499	0.5241	0.5342
Fourth Quarter	0.5395	0.5046	0.5105
2007
First Quarter	0.5207	0.5047	0.5082
Second Quarter	0.5095	0.4978	0.4978
Third Quarter	0.5046	0.4848	0.4885
Fourth Quarter	0.5057	0.4745	0.5038
2008
First Quarter	0.5150	0.4918	0.5041
Second Quarter	0.5140	0.5005	0.5019
Third Quarter	0.5704	0.4986	0.5616
Fourth Quarter	0.6948	0.5644	0.6848
2009
First Quarter	0.7271	0.6572	0.6982
Second Quarter	0.6912	0.6027	0.6076
Third Quarter	0.6297	0.5886	0.6257
Fourth Quarter	0.6329	0.5946	0.6184
2010
First Quarter (through February 22, 2010)	0.6463	0.6112	0.6454

British pound / U.S. dollar Exchange Rate

January 1, 2005 to February 22, 2010

(expressed as units of GBP per 1 USD)

February 2010	Page 22

1,569 PLUS Linked to a Basket of Currencies due February 27, 2012

Performance Leveraged Upside SecuritiesSM

Additional Considerations

In case of default in payment at maturity of the PLUS, the PLUS will bear interest, payable upon demand of the beneficial owners of the PLUS in accordance with the terms of the PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 2.25% per annum on the unpaid amount due.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

© 2010 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2010	Page 23

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

TABLE OF CONTENTS

Page

Pricing Supplement
Final Terms	1
Investment Overview	3
Basket Overview	4
How Do Currency Exchange Rates Work?	5
Key Investment Rationale	6
Summary of Selected Key Risks	6
Fact Sheet	8
Syndicate Information	12
Hypothetical Payouts on the PLUS at Maturity	13
Payment at Maturity	16
Risk Factors	17
Certain United States Federal Tax Considerations	20
Historical Information	24
Additional Considerations	27

PLUS Product Supplement
Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution	S-41
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Description of Debt Security and Exchange Agreement Units	24
Limitations on Issuances in Bearer Form	24
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29

Citigroup Funding Inc.

Medium-Term Notes, Series D

1,569 PLUSSM Linked to a Basket of Currencies

Due February 27, 2012

$1,000 Principal Amount per PLUS

Any Payments Due from

Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

February 22, 2010

(Including PLUS Product Supplement Dated December 3, 2009, Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)